Exhibit 10.2

Investor Relations Contact: Brian Ritchie – FTI Consulting 212-850-5683 brian.ritchie@fticonsulting.com

Media Contact: Irma Gomez-Dib – FTI Consulting 212-850-5761 irma.gomez-dib@fticonsulting.com

Press Release

Insmed Appoints 15-Year Life Sciences Industry Veteran Andrew Drechsler
as Chief Financial Officer

Monmouth Junction, N.J. – November 7, 2012 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company focused on developing inhaled therapeutics for serious diseases of the lung, today announced the appointment of Andrew Drechsler to the position of Chief Financial Officer. Mr. Drechsler will assume the role of Principal Financial and Accounting Officer as of November 8, 2012.

Mr. Drechsler offers 15 years of financial and operational leadership experience in both public and private life sciences companies. He joins Insmed from VaxInnate Corporation, a privately held clinical-stage biotechnology company developing vaccines for infectious diseases, where he was Chief Financial Officer. During his five years with VaxInnate, Mr. Drechsler led multiple financing transactions totaling more than $55 million. In addition, he was influential in helping VaxInnate secure approximately $200 million in U.S. government funding. Previously, Mr. Drechsler was Chief Financial Officer of publicly-traded Valera Pharmaceuticals where he helped raise $35 million through an initial public offering in 2006, completed a licensing and investment agreement with a partner for two products and worked with senior management to build a commercial team. Mr. Drechsler was part of the team that negotiated the sale of the company to Indevus Pharmaceuticals in 2007 in a transaction valued at $150 million. He was also responsible for all Securities and Exchange Commission reporting at Valera.

Mr. Drechsler’s vast public company and financial reporting duties have also included serving as Controller for a variety of companies, including Abbott Laboratories’ Point of Care Division, which was publicly-traded as i-Stat Corporation prior to being acquired by Abbott, and Biomatrix, Inc., which was publicly-traded prior to being acquired by Genzyme. He graduated Magna Cum Laude from Villanova University with a B.S. in Accounting and received his certified public accountant license in New Jersey.

“With his expertise and leadership in finance and in operations more broadly at several life sciences companies, Andy will bring extensive breadth and capabilities to the Insmed management team,” said Will Lewis, President and CEO of Insmed. “I look forward to working closely with him as we pursue the next stage of Insmed’s growth.”

"Insmed has developed a highly innovative and differentiated product candidate that has the potential to change the lives of patients suffering from serious lung infections,” said Mr. Drechsler. “The momentum of the ongoing clinical trials for this promising product candidate in combination with our solid balance sheet provides a strong foundation for our future.”

About Insmed
Insmed Incorporated is a biopharmaceutical company dedicated to improving the lives of patients battling serious orphan lung diseases through the development and commercialization of novel, targeted inhalation therapies in orphan patient populations with critical unmet needs.  Insmed's lead candidate, ARIKACE®, is engineered to deliver a proven and potent anti-infective directly to the site of serious lung infections to improve the efficacy, safety and convenience of treatment for at least two identified patient populations: cystic fibrosis (CF) patients with Pseudomonas lung infections and patients with nontuberculous mycobacteria lung infections (NTM). Following positive phase 2 results in CF patients, Insmed's phase 3 registrational study of ARIKACE (CLEAR-108) in Europe and Canada is well underway, as is the U.S. Phase 2 trial in NTM (TARGET-NTM). The Company expects to report clinical results from both the CF Phase 3 and NTM Phase 2 studies in 2013 and currently is preparing for regulatory filings and for commercialization, if and when regulatory approvals are obtained.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Words, and variations of words, such as “intend”, “expect”, “will”, “anticipate”, “believe”, “continue”, “propose” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that such statements in this release, including statements relating to the status, results and timing of results of pre-clinical studies and clinical trials and pre-clinical and clinical data and the anticipated benefits of Insmed's products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, failure or delay of U.S. Food and Drug Administration and other regulatory reviews and approvals, competitive developments affecting our product development, delays in product development or clinical trials, patent disputes involving currently developing products, unexpected regulatory actions, delays or requests, the failure of future clinical trials, inability to successfully develop our product candidates or receive necessary regulatory approvals, inability to make product candidates commercially successful, changes in anticipated expenses, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to update these forward-looking statements to reflect events or circumstances or changes in our expectations.